Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
March 18, 2013	Tony Davis 318.388.9525
tony.davis@centurylink.com

CENTURYLINK PRICES $1.0 BILLION OF DEBT SECURITIES

MONROE, La. . . . CenturyLink, Inc. (NYSE: CTL) announced today that it agreed to sell $1.0 billion of newly-issued unsecured seven-year senior notes. The senior notes due 2020 were priced at par with a coupon of 5.625%. The closing of this offering is expected to occur on March 21, 2013.

CenturyLink expects to use the net proceeds from this offering to repay a portion of the indebtedness outstanding under its $2 billion revolving credit facility, to repay its senior notes maturing on April 1, 2013 and for other general corporate purposes.

J.P. Morgan Securities LLC and Barclays Capital Inc. are the joint physical book-running managers for this offering. The senior notes are being offered pursuant to CenturyLink’s existing shelf registration statement. CenturyLink intends to file with the Securities and Exchange Commission a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. When available, copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Barclays Capital Inc. toll free at 888-603-5847.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, and this offering will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: CenturyLink’s failure to satisfy the conditions to the underwriters’ obligation to consummate the offering; corporate developments that could preclude, impair or delay the above-described offering due to restrictions under the federal securities laws; changes in CenturyLink’s credit ratings; changes in CenturyLink’s cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions; and other risks referenced from time to time in CenturyLink’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described offering will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. CenturyLink does not undertake any obligation to update any of its forward-looking statements for any reason.